Exhibit 99.1

               Possis Medical, Inc. Reaffirms Guidance

    MINNEAPOLIS--(BUSINESS WIRE)--Aug. 18, 2005--Possis Medical, Inc. (NASDAQ-NMS:POSS), today reaffirmed its financial guidance for fiscal 2005 ended July 31, 2005.
    The Company expects fiscal 2005 sales to be approximately $65 million, with gross margins of 73 to 74 percent of sales. These results are consistent with guidance issued on May 24, 2005. Net income per diluted share is estimated to be in the range of $0.34-$0.35. Possis will report fiscal 2005 fourth-quarter and full-year results on September 20, 2005.
    Possis Medical today also reiterated preliminary fiscal 2006 guidance. For the year, the Company anticipates sales in the range of $69-$74 million, with gross margins in the low to mid-70s, as a percent of sales. Preliminary estimates for diluted EPS in fiscal 2006 are in the range of $0.40-$0.50 per share. The EPS guidance for fiscal 2006 excludes the impact of implementing FAS No. 123(R), which requires all companies to measure compensation expense for all share-based payments (including employee stock options) at fair value and recognize the expense over the related service period.
    "As we close the books on our fiscal 2005 fourth quarter, I am pleased with our return to sequential quarterly growth," said Robert
G. Dutcher, Possis Medical CEO. "We continue to anticipate building top-line sales gains and double-digit bottom-line growth in fiscal
2006, driven in part by the recent market release of the DVX(TM) and XMI(R)-RX+ catheters, and the anticipated release of additional product line enhancements," Dutcher added.
    Possis Medical also announced that it has recently submitted a PMA supplement to the U.S. Food and Drug Administration (FDA) seeking approval for the newly developed AngioJet Ultra Console. The submission includes a range of disposable Thrombectomy Sets which integrate the sterile AngioJet catheter and pump set into one component for use with the new console. The Ultra Console is designed to simplify the operation and expand the capabilities of the AngioJet Thrombectomy System. Possis anticipates receiving FDA approval by mid-calendar 2006. After market evaluation, the Ultra System could see full market launch by the end of calendar 2006.
    Possis Medical, Inc. develops, manufactures and markets, pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM)
Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.

    Some of the statements in this press release constitute "forward-looking statements." These statements include our estimates of future revenue, gross margins, expenses, earnings per share, and new product introductions. There are a number of risks and uncertainties that could cause the assumptions upon which we base these forward-looking statements to be inaccurate and could cause our actual results to differ materially from those expressed in the forward-looking statements. Our actual results could vary if our sales and marketing efforts are not effective in re-establishing coronary product usage, if we are not able to effectively manage new product development timelines, and if we are unable to generate suitable clinical data to support growing use of the AngioJet System in coronary and peripheral applications. These and other factors that could impact our future results are described in more detail in
Exhibit 99 to the our Form 10-K for the year ended July 31, 2004, filed with the Securities and Exchange Commission.

    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             jules.fisher@possis.com